Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics, Inc. Announces Financing
AUSTIN, TX, November 7, 2006 — Introgen Therapeutics, Inc. (NASDAQ: INGN) today announced the sale of approximately 1.32 million shares of its common stock to an international institutional investor. Introgen will receive gross proceeds of $6.1 million. Mulier Capital, headquartered in London, acted as sole placement agent.
The shares were offered on November 7, 2006 and were registered pursuant to the Company’s existing shelf registration statement, which was declared effective by the U.S. Securities and Exchange Commission on August 25, 2003.
Introgen anticipates using the net proceeds from the offering primarily for working capital and other general corporate purposes, including the development of its clinical programs which include ADVEXIN, INGN 241 and its other programs.
This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer or sale will be made only by means of a prospectus forming a part of the effective registration statement.
A copy of the prospectus relating to this offering may be obtained by contacting Mulier Capital Limited, 26th Floor Centre Point, 103 New Oxford Street, London WC1A 1DD, United Kingdom.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle therapies to treat a wide range of cancers using tumor suppressors and cytokines. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.
Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com